Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR CORPORATION MOURNS THE PASSING OF
ROBERT J. STRUDLER, CHAIRMAN OF THE BOARD

Miami, November 8, 2006 -- It is with great sadness that Lennar Corporation (NYSE: LEN and LEN.B) announced today that Robert J. Strudler, Chairman of the Board, passed away in Houston, Texas on November 7th.

Mr. Strudler served as Lennar’s Chairman since December, 2004, and served as Lennar’s Vice Chairman and Chief Operating Officer from May, 2000 to December, 2004. Prior to joining Lennar, he was Chairman and Co-Chief Executive Officer of U.S. Home Corporation which was acquired by Lennar Corporation in May, 2000.

“Bob Strudler will be deeply missed by the many thousands of Lennar Associates who knew him personally,” said Stuart A. Miller, President and Chief Executive Officer of Lennar. “He was simply one of the most inspirational men I have ever met, and Lennar has been graced by his presence. His adherence to the highest standards of integrity, his dedication to our Associates, and his passion for giving back to the community will continue as an inspiration for all of us who have had the privilege of being associated with him. We extend our heartfelt condolences to his wife Ruth, his sons Seth, Keith and Craig, and his daughter-in-law Andra.”

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Jon Jaffe, Chief Operating Officer of Lennar, said, “In the years that Bob served as an officer and director of Lennar, he set the highest standards for all of us to follow and guided me personally as I moved into my role as Chief Operating Officer. In recent years, his powerful voice and spirited manner touched our thousands of Associates regularly as he crossed the country in his bus and shared his thoughts through his quarterly columns in our Associate Newsletter. Whatever the situation, his words were always thought provoking, full of warmth and heartfelt. He will be truly missed by all of our Lennar Family.”

Mr. Strudler has an exemplary professional and community service record and has been honored numerous times in both aspects of his life. He served as Chairman of the High Production Home Builders Council of the National Association of Home Builders. He was a member of the Cornell University Real Estate Council, the Advisory Council for the Program in Real Estate at Cornell University, and the President's Advisory Board at the University of St. Thomas. He also served as a President and Trustee of Congregation Or Ami and as President and Trustee of the Foundation for the “School for Young Children” in Houston, Texas. The Foundation operates a private school for learning disabled children.

Mr. Strudler was selected as the co-recipient of the National Builder of the Year Award by Professional Builder magazine and received the Bronze Award from the Wall Street Transcript for CEO performance in the residential building industry. He was nominated and inducted into the National Housing Hall of Fame by the National Housing Center Board of Governors. He was named the recipient of the Legend in Marketing Award from the National Sales and Marketing Council of the National Association of Homebuilders.

Mr. Strudler was named as a recipient of the Golda Meir Senior Humanitarian Award recognizing his contributions to the Golda Meir/Kent Jewish Center and his devotion to issues surrounding the senior population. He was named the recipient of the Hearthstone Builder Lifetime Public Service Award and honored by Houston Habitat for Humanity as Man of the Year.

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Mr. Strudler attended Columbia University Law School where he graduated in 1967 with an L.L.B. degree and Cornell University where he received a Bachelor of Science Degree. He was a member of the New York State Bar Association, the Florida Bar, and the American Bar Association. Prior to joining U.S. Home in 1971, Mr. Strudler was engaged in private legal practice in New York with the law firm of Wickes, Riddell, Bloomer, Jacobi and McGuire and with the firm of London, Buttenwieser and Chalif.

Mr. Strudler was born in 1942 in Brooklyn, New York and has been a resident of Houston, Texas since 1979. His wife, Dr. Ruth Strudler, is Dean of the School of Education and Professor at the University of St. Thomas in Houston. They have three children: Seth, Keith and Craig and a daughter-in-law Andra.

The Funeral Service will be held at Congregation Or Ami on Thursday, November 9th at 11:00 a.m. Central Time followed by internment at Beth Yeshurun Cemetery. In lieu of flowers, donations in Mr. Strudler’s memory can be made to either Congregation Or Ami, 3443 Wilcrest Drive, Houston, Texas 77042, or The Foundation for the School for Young Children, 810 Sul Ross Street, Houston, Texas 77006.

Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar and U.S. Home brand names. Lennar's Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company's homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company's website, www.lennar.com.
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